Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292895

RELIANCE GLOBAL GROUP, INC.

7,219,259 Shares of Common Stock

188,149 Pre-Funded Warrants to Purchase up to 188,149 Shares of Common Stock

14,814,816 Common Stock Purchase Warrants to Purchase up to 14,814,816 Shares of Common Stock

518,519 Placement Agent Warrants to Purchase up to 518,519 Shares of Common Stock

Up to 15,521,484 Shares of Common Stock Issuable Upon Exercise of Common Warrants, Pre-Funded Warrants and Placement Agent Warrants

This prospectus forms a part of Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-292895) of Reliance Global Group, Inc. (“Reliance,” the “Company,” “we,” “us” or “our”) and updates the disclosure contained therein following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

This prospectus relates to (i) 7,219,259 shares of Common Stock, (ii) 188,149 Pre-Funded Warrants and the 188,149 shares of Common Stock issuable upon exercise thereof, (iii) 14,814,816 Common Warrants and the 14,814,816 shares of Common Stock issuable upon exercise thereof, and (iv) 518,519 Placement Agent Warrants and the 518,519 shares of Common Stock issuable upon exercise thereof, in each case as issued by us in connection with the January 2026 Offering (as defined herein). The January 2026 Offering closed on January 29, 2026 and all securities offered and sold therein have been issued. This prospectus, as amended by this Amendment No. 1, continues to cover the ongoing exercise of the Common Warrants, the Pre-Funded Warrants and the Placement Agent Warrants and the issuance by the Company of the shares of Common Stock issuable upon exercise thereof.

On January 29, 2026, the Company completed its previously announced public offering of 7,407,408 shares of Common Stock (or Pre-Funded Warrants in lieu thereof), together with Common Warrants to purchase up to 14,814,816 shares of Common Stock, at a combined public offering price of $0.27 per share (or $0.269 per Pre-Funded Warrant). Each share of Common Stock (or Pre-Funded Warrant) was issued together with two Common Warrants, each exercisable for one share of Common Stock at an exercise price of $0.27 per share. The Common Warrants are exercisable for a period of two years from the initial exercise date. The Pre-Funded Warrants are exercisable at any time at an exercise price of $0.001 per share, subject to the applicable beneficial ownership limitations. The Placement Agent Warrants have an exercise price of $0.3375 per share and expire two years from the initial exercise date.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “EZRA” (having changed from “RELI” effective January 26, 2026). On April 28, 2026, the last reported sale price of our Common Stock was $0.1753 per share. There is no established public trading market for the Common Warrants, the Pre-Funded Warrants or the Placement Agent Warrants issued in the January 2026 Offering, and we do not expect any active trading market to develop for those securities.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties referenced under the heading “Risk Factors” beginning on page 7 of this prospectus and in the documents that are incorporated by reference into this prospectus before purchasing any of the securities offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 29, 2026.

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ABOUT THIS PROSPECTUS

Unless the context otherwise requires, references in this prospectus to “Reliance,” “the Company,” “we,” “us” and “our” refer to Reliance Global Group, Inc. and our subsidiaries. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

This prospectus forms a part of Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-292895) and updates the disclosure contained in the Registration Statement following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. This prospectus relates to the securities issued in, and issuable pursuant to the terms of the warrants issued in, the January 2026 Offering.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus filed with the SEC, and the documents that we have incorporated by reference into this prospectus. We have not, and the placement agent has not, authorized anyone to provide you with additional information or information different from that contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by us or on our behalf and filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We may file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to the securities registered hereby. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any of our securities, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

For investors outside of the United States: We have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, any prospectus supplement, post-effective amendment or any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of such prospectus outside the United States.

The Company’s brand and product names contained in this prospectus are trademarks, registered trademarks, or service marks of Reliance Global Group, Inc. or its subsidiaries. All other trademarks, trade names and service marks appearing in this prospectus or the documents incorporated by reference herein are the property of their respective owners.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement, of which this prospectus forms a part, and the documents incorporated by reference herein, contain forward-looking statements. All statements other than statements of historical fact contained herein, including statements regarding our business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, are forward-looking statements. Words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will actually be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our need to raise additional capital, which may not be available on acceptable terms or at all;

●	our ability to maintain the listing of our common stock and warrants on the Nasdaq Capital Market;

●	volatility in the price of our securities due to changes in the capital markets, our industry, or our capital structure;

●	our ability to execute on our acquisition strategy and integrate acquired businesses successfully;

●	our ability to retain key personnel and effectively manage growth;

●	the risk that we and our agency partners are unable to generate expected revenues or margins;

●	risks associated with the insurance brokerage industry, including carrier concentration, regulation, competition, and cyclicality;

●	the impact of economic conditions, inflation, and interest rate trends on our operations and customer demand;

●	potential disruptions due to cybersecurity incidents or system failures;

●	risks associated with legal proceedings and compliance obligations;

●	risks associated with our direct or indirect exposure to digital assets, including cryptocurrencies, such as extreme price volatility, potential illiquidity, evolving and uncertain regulatory treatment, custody and security risks, and the potential for impairment charges on such assets; and

●	other risks and uncertainties described in this prospectus and in the documents incorporated by reference herein, including those under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or information incorporated by reference into this prospectus from our filings with the SEC listed in the section of this prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in, or incorporated by reference into, this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as amended, and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities.

Business Overview

Reliance Global Group, Inc. (“Reliance,” “we,” “us” or the “Company”) was incorporated in Florida on August 2, 2013 under the name Ethos Media Network, Inc. In September 2018, Reliance Global Holdings, LLC, a related party, acquired a controlling interest in the Company. On October 18, 2018, the Company changed its name to Reliance Global Group, Inc. Effective January 26, 2026, the Company changed its ticker symbol on the Nasdaq Capital Market from “RELI” to “EZRA.”

We operate as a holding company that acquires, owns, and actively manages insurance and technology-focused businesses. Historically, our primary focus has been the acquisition and operation of wholesale and retail insurance agencies, together with the development of proprietary InsurTech platforms designed to enhance distribution efficiency, scalability, and operational integration.

Our strategy has historically been to acquire businesses in fragmented markets, centralize operational infrastructure, leverage proprietary technology, and generate recurring cash flows while pursuing long-term value creation. We continue to expand our strategy as outlined in recent developments with our Scale51 model and to evaluate opportunities consistent with this holding company model.

As of December 31, 2025, we owned and operated six insurance-related businesses and various proprietary technology platforms. During 2025, we also completed certain portfolio realignment transactions and capital structure initiatives described below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

For a more detailed description of our business, including our insurance operations, our RELI Exchange and 5MinuteInsure.com InsurTech platforms, our Scale51 strategy, and our digital asset treasury strategy, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as amended by the Form 10-K/A filed with the SEC on March 26, 2026, and our other filings with the SEC that are incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference.”

Recent Developments

Strategic Expansion Through EZRA International and Scale51

In January 2026, the Company launched EZRA International Group as a strategic platform intended to support the Company’s expansion through majority investments in technology-focused businesses. As part of this initiative, the Company introduced the “Scale51” model, under which the Company seeks to acquire controlling ownership positions, generally targeting approximately 51%, in selected technology-driven companies and to support their development through governance participation, operational support, and access to capital markets. The Company intends to continue operating and optimizing its insurance brokerage and InsurTech platforms as its core operating businesses while selectively pursuing majority ownership interests in technology businesses in sectors such as artificial intelligence and data analytics, cybersecurity, fintech and insurtech, and medtech and digital health.

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Enquantum Investment

On January 15, 2026, the Company entered into a secured convertible promissory note with Enquantum Ltd. (“Enquantum”), a cybersecurity company developing post-quantum encryption and next-generation data protection technologies, pursuant to which the Company advanced Enquantum $166,000. On February 5, 2026, the Company entered into a Share Purchase Agreement with Enquantum pursuant to which the Company agreed to acquire, over time and subject to the satisfaction of specified milestone criteria and other conditions, an aggregate equity interest equal to 51% of Enquantum on a fully diluted basis. The aggregate purchase price to acquire the 51% ownership interest is $2,125,000, payable in tranches tied to specified monthly operational and commercialization milestones over an anticipated 10-month period.

On February 23, 2026, the Company completed the initial closing under the Share Purchase Agreement and converted the previously issued $166,000 secured convertible note as part of the first tranche investment. In connection with the initial closing, the Company acquired approximately 8% of Enquantum’s issued and outstanding share capital on a fully diluted basis, consisting of (i) the conversion of the secured convertible note into Enquantum ordinary shares representing approximately 4% of Enquantum on a fully diluted basis and (ii) the purchase for cash of additional Enquantum ordinary shares representing approximately 4% ownership on a fully diluted basis. Subject to the satisfaction of applicable milestone criteria and other conditions, Enquantum may issue additional ordinary shares to the Company in connection with monthly tranche investments that are generally intended to increase the Company’s ownership interest by approximately 4% per month until the Company reaches approximately 48% ownership on a fully diluted basis. Pursuant to the satisfaction of certain milestones during March and April of 2026, the Company purchased for cash additional Enquantum ordinary shares representing approximately 8% ownership on a fully diluted basis, bringing the Company’s total ownership ratio to 16% on a fully diluted basis as of the date of this filing. The Share Purchase Agreement also provides for a final “control top-up” transaction intended to increase the Company’s ownership from approximately 48% to 51% of Enquantum on a fully diluted basis. As consideration for the control top-up, the Company has agreed to issue to Enquantum shares of the Company’s common stock with an aggregate value of $125,000, determined based on the last reported sale price of the Company’s common stock on The Nasdaq Stock Market LLC on the trading day immediately preceding the applicable control top-up closing. The Company views this investment as an initial example of the Scale51 model.

Scentech Term Sheet

On January 7, 2026, the Company entered into a non-binding term sheet to acquire a majority equity interest in Scent Medical Technologies Ltd. (“Scentech”), an Israeli diagnostics company developing artificial intelligence-based technologies designed to identify disease-associated molecular signatures in human breath. The proposed transaction, which is expected to be an investment of EZRA International Group, is structured to provide for majority ownership subject to the achievement of defined clinical, regulatory, and operational milestones over time. Scentech’s product candidates remain investigational, have not been clinically validated for any intended use, and have not received regulatory clearance or approval for commercial sale in any jurisdiction. Completion of the proposed transaction is subject to the execution of definitive agreements, the satisfaction of customary closing conditions, and successful completion of due diligence, and there can be no assurance that the transaction will be completed on the terms contemplated, or at all.

January 2026 Offering

On January 29, 2026, the Company completed its previously announced public offering of 7,407,408 shares of Common Stock (or Pre-Funded Warrants in lieu thereof), together with Common Warrants to purchase up to 14,814,816 shares of Common Stock, at a combined public offering price of $0.27 per share (or $0.269 per Pre-Funded Warrant), generating gross proceeds of approximately $2.0 million before deducting placement agent fees and other offering expenses. In the January 2026 Offering, the Company sold 7,219,259 shares of Common Stock, 188,149 Pre-Funded Warrants and 14,814,816 Common Warrants, and issued 518,519 Placement Agent Warrants to H.C. Wainwright & Co., LLC, which acted as the sole placement agent for the offering on a “reasonable best efforts” basis.

Nasdaq Ticker Symbol Change

On January 22, 2026, the Company announced that its ticker symbol on the Nasdaq Capital Market would change from “RELI” to “EZRA,” effective at the open of trading on Monday, January 26, 2026. The Company’s common stock remains listed on the Nasdaq Capital Market and the Company’s CUSIP number remained unchanged in connection with the ticker symbol change.

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Portfolio Realignment and Capital Structure

During 2025, the Company completed the sale of certain insurance brokerage assets, including the Fortman Insurance Services business and the Employee Benefits Solutions and US Benefits Alliance businesses. Proceeds from these transactions were used in part to reduce outstanding indebtedness. In July 2025, the Company repaid approximately $5.0 million of long-term debt owed to Oak Street Funding LLC and subsequently reduced the remaining balance through additional asset sale proceeds.

In August 2025, the Company entered into a common stock purchase agreement with White Lion Capital, LLC providing access to up to $10.0 million of capital through an equity line of credit facility, subject to customary limitations and conditions. On March 12, 2026, the Company entered into Amendment No. 2 to the Common Stock Purchase Agreement with White Lion Capital, LLC, which, among other things, increased the aggregate commitment amount from $10.0 million to $50.0 million and extended the commitment period through December 31, 2028.

On February 6, 2026, the Company filed Amendment No. 3 to the prospectus supplement related to its at-the-market offering program pursuant to Rule 424(b)(5), increasing the aggregate amount of common stock available for issuance to approximately $1.76 million under its existing Form S-3 registration statement, in accordance with the limitations of General Instruction I.B.6 of Form S-3.

Termination of Spetner Transaction

In July 2025, the previously announced agreement to acquire Spetner Associates, Inc. was terminated. The Company expensed previously issued non-refundable equity prepayments associated with the contemplated acquisition and has no ongoing obligations under that agreement.

Digital Asset Treasury

In September 2025, the Company adopted a digital asset treasury strategy pursuant to which it may allocate a portion of its treasury assets to cryptocurrencies and related blockchain initiatives. The Company formed a Crypto Advisory Board to oversee this strategy and engaged an external advisor to provide strategic guidance. During 2025, the Company acquired digital assets as part of this initiative. The Company views its digital asset treasury strategy as a capital allocation tool complementary to its broader holding company model. The strategy does not alter the Company’s core operating focus on insurance and technology businesses.

Settlement Agreements

On each of March 11, 2026 and March 13, 2026, the Company entered into a Full and Final Release and Settlement Agreement relating to prior stock purchase transactions and claims asserted in respect of alleged guarantees previously provided by Reliance Global Holdings, LLC (“RGH”), an entity owned by the Company’s Chief Executive Officer, Ezra S. Beyman, and his spouse, Debbie Beyman. Pursuant to those agreements, the Company agreed to pay settlement amounts of $40,350 and $90,560, respectively (aggregate: $130,910), in full and final settlement of the matters covered thereby. The Company’s independent directors unanimously approved the Company’s entry into the settlement agreements and the payment of the settlement amounts.

Corporate Governance

On March 11, 2026, the Company adopted Amended and Restated Bylaws, which, among other things, revised the provision relating to the timing of the annual meeting of stockholders so that the date, time and place of the annual meeting may be determined by the Company’s Board of Directors. On March 17, 2026, the Company filed Articles of Restatement with the Florida Department of State, restating the Company’s Articles of Incorporation in their entirety.

Corporate Information

Our principal executive offices are located at 300 Blvd. of the Americas, Suite 105, Lakewood, NJ 08701, and our telephone number is (732) 380-4600. Our website is www.relianceglobalgroup.com. Information contained on our website is not a part of, and is not incorporated by reference into, this prospectus.

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THE OFFERING

The following summary describes the securities issued in, and issuable pursuant to, the January 2026 Offering and reflects the updates made by this Amendment No. 1. The January 2026 Offering closed on January 29, 2026. Accordingly, the information below is presented to summarize the securities covered by this prospectus and is not presented as a pending offering summary.

Securities Covered by this Prospectus	Up to 7,219,259 Units, each consisting of (i) one share of Common Stock and (ii) two Common Warrants. The shares of Common Stock and Common Warrants are immediately separable and were issued separately in the January 2026 Offering, but were required to be purchased together. Each Common Warrant has an exercise price of $0.27 per share of Common Stock and is exercisable for a period of two years from the initial exercise date. For purchasers whose purchases would otherwise have resulted in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following consummation of the January 2026 Offering, the Company offered Pre-Funded Units, each consisting of (i) one Pre-Funded Warrant and (ii) two Common Warrants. Each Pre-Funded Warrant is exercisable for one share of Common Stock at an exercise price of $0.001 per share, subject to the applicable beneficial ownership limitation, and may be exercised at any time until exercised in full. In addition, the registration statement of which this prospectus forms a part covers the shares of Common Stock issuable upon exercise of the Common Warrants, Pre-Funded Warrants and Placement Agent Warrants.

Shares of Common Stock Outstanding Immediately Prior to the January 2026 Offering	10,733,753

Shares of Common Stock Outstanding After the January 2026 Offering	17,953,012 shares of Common Stock (excluding shares issuable upon exercise of the Pre-Funded Warrants, Common Warrants and Placement Agent Warrants).

January 2026 Offering Price	$0.27 per Unit; $0.269 per Pre-Funded Unit. The public offering price per Pre-Funded Warrant equaled the public offering price per share of Common Stock minus $0.001.

Use of Proceeds	We received gross proceeds of approximately $2.0 million from the January 2026 Offering, before deducting placement agent fees and other offering expenses. We intend to use the net proceeds for general corporate purposes, which may include capital expenditures, working capital and general and administrative expenses, and potential acquisitions of, or investments in, businesses, products and technologies, including funding our acquisition and investment strategies and our Digital Asset Treasury strategy. We expect to use any proceeds we receive from the exercise of the Pre-Funded Warrants, Common Warrants and Placement Agent Warrants for substantially the same purposes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference herein for a discussion of the risk factors you should consider carefully when making an investment decision.

Trading Symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “EZRA” (having changed from “RELI” effective January 26, 2026). There is no established public trading market for the Common Warrants, Pre-Funded Warrants or Placement Agent Warrants issued in the January 2026 Offering, and we do not intend to list the Common Warrants, Pre-Funded Warrants or Placement Agent Warrants on any national securities exchange or trading system.

Best Efforts Offering	The January 2026 Offering was made on a “reasonable best efforts” basis through H.C. Wainwright & Co., LLC, which acted as our sole placement agent. See “Plan of Distribution.”

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors as well as the risks and uncertainties described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as amended, and in subsequent reports that are incorporated by reference into this prospectus, together with the other information contained in or incorporated by reference into this prospectus. The risks described herein and in the documents incorporated by reference are not the only risks we face. Additional risks and uncertainties not currently known to us, or that we currently deem immaterial, may also impair our business, financial condition, results of operations and prospects. If any of these risks actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected, the market price of our securities could decline and you could lose some or all of your investment.

Risks Related to This Offering

The market price of our Common Stock may be adversely affected by the securities issued in the January 2026 Offering and the shares issuable upon exercise of the outstanding warrants.

The January 2026 Offering resulted in the issuance of a substantial number of shares of Common Stock, Pre-Funded Warrants, Common Warrants and Placement Agent Warrants. The actual or potential exercise of those warrants, together with future sales of Common Stock in the public market, sales under our at-the-market program, issuances under our equity line of credit or other equity financings, could increase dilution and place downward pressure on the market price of our Common Stock.

Future sales of our Common Stock may depress our share price.

As of March 10, 2026, we had 21,253,013 shares of Common Stock outstanding. Sales of a substantial number of shares of Common Stock in the public market or issuances of additional shares pursuant to the exercise of our outstanding warrants, the conversion or exercise of other outstanding derivative securities, sales under our at-the-market program or equity line of credit, or the expectation of such sales or exercises, could cause the market price of our Common Stock to decline. We may also sell additional shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock in subsequent public or private offerings or other transactions, which may adversely affect the market price of our Common Stock.

In March 2026, we amended the White Lion equity line of credit to increase the aggregate commitment amount from $10.0 million to $50.0 million and extend the commitment period through December 31, 2028. Any substantial issuances under the expanded facility, or the perception that we may make such issuances, could increase dilution and place additional downward pressure on the market price of our Common Stock.

Our stockholders may experience substantial dilution in the value of their investment if we issue additional shares of our capital stock.

Our Articles of Incorporation, as amended, allow us to issue a substantial number of additional shares of Common Stock and preferred stock. To raise additional capital, we may in the future sell additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that are lower than the prices paid by existing stockholders, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, which could result in substantial dilution to the interests of existing stockholders.

Our management will have broad discretion over the use of the net proceeds from the January 2026 Offering and may not use them effectively.

Other than amounts required to be paid to certain lenders, our management has broad discretion as to the use of the net proceeds from the January 2026 Offering and could use them for purposes other than those contemplated at the time of commencement of the January 2026 Offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

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Holders of the Pre-Funded Warrants, Common Warrants and Placement Agent Warrants will have no rights as a holder of Common Stock until they exercise their warrants.

Until holders of the Pre-Funded Warrants, Common Warrants or Placement Agent Warrants (collectively, the “Warrants”) acquire shares of our Common Stock upon exercise of the applicable Warrant, such holders will have no rights with respect to the shares of Common Stock underlying such Warrants, including voting rights and rights to receive dividends or other distributions, if any. Upon exercise of the Warrants, the holders will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs after the exercise date.

There is no established public trading market for the Pre-Funded Warrants, Common Warrants or Placement Agent Warrants.

There is no established public trading market for the Pre-Funded Warrants, Common Warrants or Placement Agent Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Pre-Funded Warrants, Common Warrants or Placement Agent Warrants on any national securities exchange or other trading market. Without an active market, the liquidity of the Pre-Funded Warrants, Common Warrants and Placement Agent Warrants will be limited.

Our failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a delisting of our Common Stock or warrants.

Our shares of Common Stock are listed on Nasdaq under the symbol “EZRA.” If we fail to satisfy the continued listing requirements of The Nasdaq Capital Market, such as the corporate governance requirements, minimum bid price requirement or the minimum stockholders’ equity requirement, Nasdaq may take steps to delist our Common Stock or our warrants. Any delisting would likely have a negative effect on the price of our Common Stock or our warrants and would impair stockholders’ ability to sell or purchase their Common Stock or warrants when they wish to do so. If Nasdaq delists our Common Stock from trading on its exchange, we could face significant material adverse consequences, including a limited availability of market quotations for our securities, a determination that our Common Stock is a “penny stock,” a limited amount of news and analyst coverage for our Company, and a decreased ability to issue additional securities or obtain additional financing in the future.

Risks Related to Our Business

For a discussion of risks related to our business, financial condition, operations, industry, regulatory environment, digital asset treasury strategy, mergers and acquisitions activity, and other matters affecting an investment in our securities, you should review the risk factors set forth under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as amended, as well as any risk factors contained in Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference.”

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USE OF PROCEEDS

We received gross proceeds of approximately $2.0 million from the January 2026 Offering. After deducting the placement agent’s fees and our offering expenses, the net proceeds from the January 2026 Offering were approximately $1.7 million.

We intend to use the net proceeds from the January 2026 Offering for general corporate purposes, which may include capital expenditures, working capital and general and administrative expenses, and potential acquisitions of, or investments in, businesses, products and technologies. From time to time, we evaluate strategic transactions and other opportunities and may enter into non-binding letters of intent, term sheets or similar arrangements in connection with such opportunities; however, any such arrangements are subject to further negotiation, satisfactory due diligence and definitive documentation, and there can be no assurance that any transaction will be consummated or as to its terms or timing. We have not entered into any definitive agreements that would require us to consummate any acquisition or investment using the net proceeds as of the date of this prospectus. We expect to use any proceeds we receive from the exercise of the Pre-Funded Warrants, Common Warrants and Placement Agent Warrants for substantially the same purposes and in substantially the same manner. Pending these uses, we intend to invest the funds in short-term, investment grade, interest-bearing securities. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

Our management has broad discretion as to the allocation of the net proceeds from the January 2026 Offering and could use them for purposes other than those contemplated at the time of commencement of the January 2026 Offering.

DIVIDEND POLICY

We do not currently intend to pay any cash dividends on our Common Stock in the foreseeable future. We expect to retain all available funds and future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends, if any, on our Common Stock will be at the discretion of our Board of Directors and will depend on, among other factors, the terms of any outstanding preferred stock, our results of operations, financial condition, capital requirements and contractual restrictions.

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PLAN OF DISTRIBUTION

This prospectus, as amended by this Amendment No. 1, relates to the issuance by the Company of up to 15,521,484 shares of Common Stock issuable from time to time upon the exercise of the Common Warrants, the Pre-Funded Warrants and the Placement Agent Warrants (collectively, the “Warrants”) issued in our January 2026 financing. We will receive the exercise price upon any cash exercise of the Warrants, other than the nominal exercise price of the Pre-Funded Warrants, and will not receive any proceeds upon any cashless exercise of the Warrants to the extent such exercise is permitted by the terms of the applicable Warrant.

Our January 2026 financing closed on January 29, 2026. All shares of Common Stock, Pre-Funded Warrants, Common Warrants and Placement Agent Warrants offered under the original prospectus have been issued, and the distribution of those securities has been completed. The placement agent for our January 2026 financing acted on a “reasonable best efforts” basis, and its engagement as placement agent with respect to our January 2026 financing is complete. No placement agent, underwriter, broker-dealer or other financial intermediary is participating in any distribution of the shares of Common Stock being registered hereby for issuance by the Company upon exercise of the Warrants.

The shares of Common Stock covered by this prospectus will be issued directly by the Company to the holders of the Warrants from time to time upon exercise of such Warrants in accordance with the terms of the applicable Warrant. Upon receipt of a duly executed notice of exercise and, if applicable, payment of the aggregate exercise price (or, where the applicable Warrant so permits, upon a cashless exercise), we will issue the shares of Common Stock issuable upon such exercise directly to the exercising holder. Each of the Pre-Funded Warrants, the Common Warrants and the Placement Agent Warrants may be exercised in whole or in part at any time during the exercise period applicable to such Warrant, subject to the terms and conditions of, and the beneficial ownership limitations contained in, such Warrant.

No underwriter, placement agent, broker-dealer or other financial intermediary is being engaged by the Company in connection with the issuance of the shares of Common Stock upon exercise of the Warrants, and the Company will not pay any underwriting discounts, placement agent fees, selling commissions or similar compensation in connection with such issuance.

The holders of the Warrants are not obligated to exercise their Warrants, and there can be no assurance that any holder will elect to exercise any or all of the Warrants. The shares of Common Stock issuable upon exercise of the Warrants, once issued, will be freely tradable in the hands of persons who are not affiliates of the Company, subject to applicable securities laws.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “EZRA” (having changed from “RELI” effective January 26, 2026). On April 28, 2026, Nasdaq official closing price of the common stock was $0.1753 per share. There is no established public trading market for the Common Warrants, the Pre-Funded Warrants or the Placement Agent Warrants, and we do not intend to list any of them on any national securities exchange or other trading market.

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DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms and provisions of our capital stock and the Common Warrants, Pre-Funded Warrants and Placement Agent Warrants issued in the January 2026 Offering, but is not intended to be complete. For the full terms of our capital stock, you should refer to our Articles of Incorporation, as restated by the Articles of Restatement filed with the Florida Department of State on March 17, 2026 (the “Articles of Incorporation”), and our Amended and Restated Bylaws, dated as of March 11, 2026 (the “Bylaws”), copies of which have been filed with the SEC. The Florida Business Corporation Act (the “FBCA”) may also affect the terms of our securities. The descriptions of the Common Warrants, Pre-Funded Warrants and Placement Agent Warrants are qualified in their entirety by reference to the form of Common Warrant, form of Pre-Funded Warrant and form of Placement Agent Warrant, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital Stock

As of the date hereof, our authorized capital stock consists of 2,750,000,000 shares, with a par value of $0.086 per share, consisting of 2,000,000,000 shares of common stock, par value $0.086 per share (the “Common Stock”), and 750,000,000 shares of preferred stock, par value $0.086 per share (the “Preferred Stock”), which may, at the sole discretion of our Board of Directors, be issued in one or more series. Our Board of Directors has designated 50,000,000 shares of Preferred Stock as Series A Convertible Preferred Stock and 9,077 shares of Preferred Stock as Series B Convertible Preferred Stock. As of March 10, 2026, 21,253,013 shares of Common Stock were issued and outstanding, and no shares of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock were issued or outstanding. The authorized and unissued shares of Common Stock and Preferred Stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless stockholder approval is so required, our Board of Directors will not seek stockholder approval for the issuance and sale of either our Common Stock or Preferred Stock.

Common Stock

Voting Rights. Except as otherwise provided by the FBCA, holders of the issued and outstanding shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of Common Stock do not have cumulative voting rights.

Dividends. Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by the Articles of Incorporation or the FBCA, the holders of Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors out of assets legally available therefor. We have not declared or paid any regular cash dividends on our Common Stock. On September 26, 2025, our Board of Directors declared a one-time cash dividend of $0.03 per share of Common Stock, payable to stockholders of record as of October 30, 2025, which was paid on December 2, 2025. That one-time dividend does not indicate that we will pay dividends in the future, and we do not currently intend to pay any cash dividends on our Common Stock in the foreseeable future.

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Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock, the holders of Common Stock and any shares of Preferred Stock that are not entitled to any preference in liquidation will share equally and ratably in the Company’s assets available for distribution. A merger, conversion, exchange or consolidation of the Company with or into any other person, or any sale or transfer of all or any part of the assets of the Company (which does not in fact result in the liquidation of the Company and the distribution of assets to stockholders), will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company.

No Conversion, Redemption, or Preemptive Rights. Holders of Common Stock do not have any conversion, redemption or preemptive rights.

Consideration for Shares; Non-Assessability. The Common Stock authorized by the Articles of Incorporation will be issued for such consideration as the Board of Directors may fix from time to time. All of our outstanding shares of Common Stock are fully paid and non-assessable. The shares of Common Stock issuable upon exercise of the Common Warrants, the Pre-Funded Warrants and the Placement Agent Warrants will be fully paid and non-assessable upon issuance against payment of the applicable exercise price.

Preferred Stock

Our Board of Directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 750,000,000 shares of Preferred Stock in one or more series and authorize their issuance. The voting powers, designations, preferences, limitations, restrictions and relative, participating, optional and other rights of the Preferred Stock, and the qualifications, limitations or restrictions relating thereto, will be prescribed by resolution of the Board of Directors pursuant to the Articles of Incorporation. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of Preferred Stock could also have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. We have no present plan to issue any shares of Preferred Stock.

Our Board of Directors has designated 50,000,000 shares of Preferred Stock as Series A Convertible Preferred Stock and 9,077 shares of Preferred Stock as Series B Convertible Preferred Stock. As of the date of this prospectus, no shares of either series are issued or outstanding.

Reverse Stock Splits

On February 23, 2023, we implemented a 1-for-15 reverse split of our authorized and issued and outstanding Common Stock. On July 1, 2024, we effectuated a 1-for-17 reverse stock split of our issued and outstanding Common Stock. In each case, the par value of the Common Stock remained unchanged. All share and per share amounts in this prospectus give effect to both reverse stock splits.

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Series A Warrants

Our Series A Warrants were listed on the Nasdaq Capital Market under the symbol “EZRAW.” Each Series A Warrant was exercisable for a fractional share of Common Stock at the exercise price and on the terms set forth in the form of Series A Warrant filed with the SEC. The Series A Warrants expired on February 8, 2026. The Series A Warrants were held by third parties and were not issued in, and are not covered by, the registration statement of which this prospectus forms a part.

Common Warrants

The following summary of certain terms and provisions of the Common Warrants issued in the January 2026 Offering is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Common Warrant filed as an exhibit to the registration statement of which this prospectus forms a part.

Duration and Exercise Price. Each Common Warrant is exercisable for one share of Common Stock at an exercise price of $0.27 per share of Common Stock. The Common Warrants are exercisable beginning on the Initial Exercise Date and expire two years from the Initial Exercise Date. The exercise price and the number of shares of Common Stock issuable upon exercise of the Common Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock.

Issuance; Separate Transferability. The Common Stock (or Pre-Funded Warrants, as applicable) and the Common Warrants comprising the Units and Pre-Funded Units sold in the January 2026 Offering were issued separately and are immediately separable. The Units and Pre-Funded Units were not issued or traded as separate securities, and we have not applied for listing of the Units or Pre-Funded Units on any securities exchange or other trading market.

Exercisability. The Common Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates and certain related parties) may not exercise any portion of the Common Warrants to the extent that the holder would beneficially own more than 4.99% of our outstanding shares of Common Stock immediately after giving effect to such exercise, except that a holder may elect to increase such beneficial ownership limitation to up to 9.99%, in each case as set forth in the Common Warrants; provided that any increase in such limitation will not be effective until 61 days after delivery of notice of such increase to us.

Cashless Exercise. If at the time of exercise of the Common Warrants there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the shares of Common Stock issuable upon exercise of the Common Warrants, then the Common Warrants will be exercisable on a “cashless exercise” basis, as set forth in the Common Warrants.

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Fundamental Transactions. In the event of any “fundamental transaction,” as described in the Common Warrants and generally including certain mergers or consolidations, sale of all or substantially all of our assets, tender offers or exchange offers, reclassifications of our Common Stock or similar transactions, then upon any subsequent exercise of a Common Warrant, the holder will be entitled to receive, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the kind and amount of securities, cash or other property receivable in such fundamental transaction by a holder of one share of Common Stock, as set forth in the Common Warrants.

Transferability. In accordance with its terms and subject to applicable laws, the Common Warrants may be transferred at the option of the holder upon surrender of the Common Warrants to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

Fractional Shares. No fractional shares of Common Stock will be issued upon the exercise of the Common Warrants. Rather, the number of shares of Common Stock to be issued will be rounded up to the nearest whole share.

Trading Market. There is no established trading market for the Common Warrants and we do not expect a market to develop. We do not intend to apply for a listing for the Common Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of the Common Warrants will be limited.

Rights as a Stockholder. Except as otherwise provided in the Common Warrants or by virtue of the holder’s ownership of shares of our Common Stock, holders of the Common Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until such holders exercise their Common Warrants and receive shares of Common Stock. The Common Warrants provide the holders with the right to participate in distributions or dividends paid on our Common Stock as set forth therein.

Pre-Funded Warrants

Each Pre-Funded Warrant is exercisable for one share of Common Stock at an exercise price of $0.001 per share. The Pre-Funded Warrants were immediately exercisable upon issuance and may be exercised at any time until exercised in full, provided that a registration statement is effective (or an exemption from registration is available) for the issuance of the shares of Common Stock underlying the Pre-Funded Warrants. The exercise price and number of shares of Common Stock issuable upon exercise are subject to adjustment for stock dividends, stock splits, reorganizations or similar events affecting our Common Stock.

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Each Pre-Funded Warrant may be exercised, in cash or by a cashless exercise at the election of the holder, in whole or in part, by delivering to us a completed notice of exercise and complying with the requirements for exercise set forth in the Pre-Funded Warrant. In the event of a cashless exercise, the holder will receive the net number of shares of Common Stock determined in accordance with the formula set forth in the Pre-Funded Warrant. No fractional shares of Common Stock will be issued upon exercise. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share, as provided in the Pre-Funded Warrant.

A holder may not exercise any portion of a Pre-Funded Warrant to the extent that, after giving effect to such exercise, the holder (together with its affiliates and attribution parties, as defined in the Pre-Funded Warrant) would beneficially own more than 4.99% of the shares of Common Stock outstanding immediately after giving effect to the exercise, as determined in accordance with the terms of the Pre-Funded Warrant. A holder may increase such percentage up to 9.99% upon notice to us, provided that any such increase will not be effective until 61 days after such notice (and only for the holder providing such notice).

Subject to applicable law, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer. There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Except as otherwise provided in the Pre-Funded Warrants, holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including voting rights, until they exercise their Pre-Funded Warrants. Upon the consummation of a fundamental transaction (as described in the Pre-Funded Warrants), holders will be entitled to receive, upon exercise of the Pre-Funded Warrants, the kind and amount of securities, cash or other property that such holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the Pre-Funded Warrants. The Pre-Funded Warrants are governed by New York law.

Placement Agent Warrants

We issued Placement Agent Warrants to the placement agent (or its designees) in connection with the January 2026 Offering representing warrant coverage equal to 7% of the number of shares of Common Stock and Pre-Funded Warrants sold in the January 2026 Offering. The Placement Agent Warrants have an exercise price of $0.3375 per share (125% of the public offering price per share of Common Stock in the January 2026 Offering) and were immediately exercisable upon issuance. The Placement Agent Warrants expire on the earlier of (i) the two-year anniversary of the Initial Exercise Date and (ii) five years after the commencement of sales of the January 2026 Offering.

The Placement Agent Warrants are exercisable by delivery of a duly executed notice of exercise and payment of the exercise price in cash and/or, if applicable, by cashless exercise in accordance with the formula set forth in the Placement Agent Warrants. No fractional shares will be issued upon exercise; in lieu of fractional shares, we will pay cash or round up as provided in the Placement Agent Warrants.

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A holder may not exercise any portion of a Placement Agent Warrant to the extent that, after giving effect to such exercise, the holder (together with its affiliates and attribution parties, as defined in the Placement Agent Warrant) would beneficially own more than 4.99% of the shares of Common Stock outstanding immediately after giving effect to the exercise. A holder may increase such percentage up to 9.99% upon notice to us, provided that any such increase will not be effective until 61 days after such notice. Subject to applicable law and the terms of the Placement Agent Warrants, the Placement Agent Warrants may be transferred.

There is no trading market available for the Placement Agent Warrants on any securities exchange or nationally recognized trading system. Holders of the Placement Agent Warrants do not have the rights or privileges of holders of our Common Stock, including voting rights, until they exercise their Placement Agent Warrants, except as otherwise provided in the Placement Agent Warrants. In the event of a fundamental transaction (as described in the Placement Agent Warrants), holders will be entitled to receive upon exercise the kind and amount of securities, cash or other property that the holders would have received had they exercised the Placement Agent Warrants immediately prior to such fundamental transaction. The Placement Agent Warrants are governed by New York law.

Equity Incentive Plans

Since 2019, the Company has adopted the Reliance Global Group, Inc. 2019 Equity Incentive Plan, 2023 Equity Incentive Plan, 2024 Equity Incentive Plan, 2024 Omnibus Incentive Plan and 2025 Equity Incentive Plan (collectively, the “Plans”). The Plans are designed to provide a means through which the Company and its subsidiaries may attract and retain key personnel and to provide a means through which directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in the Company, or be paid incentive compensation. The Plans provide for various stock-based incentive awards, including incentive and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based or cash-based awards. The Plans are administered by the Compensation Committee of the Board of Directors. The Plans each terminate 10 years after each became effective, unless terminated earlier by the Board of Directors.

Effects of Authorized but Unissued Stock

We have shares of Common Stock and Preferred Stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Capital Market. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions, or for payment as a dividend on our capital stock. The existence of unissued and unreserved Common Stock and Preferred Stock may enable our Board of Directors to issue shares to persons friendly to current management or to issue Preferred Stock with terms that could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in our Company by means of a merger, tender offer, proxy contest or otherwise. In addition, if we issue Preferred Stock, the issuance could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

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Florida Law and Certain Charter and Bylaw Provisions

Florida Anti-Takeover Law. As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law.

Under Section 607.0901 of the FBCA, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

●	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;
●	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;
●	the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or
●	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An “interested shareholder” is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the FBCA, which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) the Board of Directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by the Board of Directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A “control share acquisition” is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

Articles of Incorporation and Bylaws. Our Articles of Incorporation and Bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our Company. These provisions include the following:

●	special meetings of stockholders may be called by the Board of Directors, or upon the written request of stockholders of record owning at least 10% of all stockholders entitled to vote; and
●	the Bylaws do not provide for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the Board of Directors.

In addition, under the Bylaws as in effect following the March 11, 2026 Amended and Restated Bylaws, the date, time and place of the annual meeting of stockholders may be determined by the Board of Directors, rather than being set by a fixed date in the Bylaws.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “EZRA” (having changed from “RELI” effective January 26, 2026). We have not applied, and do not intend to apply, for the listing of the Common Warrants, Pre-Funded Warrants, Placement Agent Warrants, Units or Pre-Funded Units on any national securities exchange or other trading market.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock and warrants is VStock Transfer, LLC. The address of the transfer agent and registrar is 18 Lafayette Place, Woodmere, New York 11598 and its telephone number is (212) 828-8436.

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LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Zarif Law Group P.C., Asbury Park, New Jersey.

EXPERTS

The consolidated financial statements of Reliance Global Group, Inc. as of and for the years ended December 31, 2025 and December 31, 2024, incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, have been audited by Urish Popeck & Co., LLC, independent registered public accounting firm, as set forth in its report thereon incorporated herein by reference. Such financial statements have been incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You also may access our SEC filings free of charge at our website at www.relianceglobalgroup.com. The information contained on, or that can be accessed through, our website is not a part of, and is not incorporated by reference into, this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. The registration statement, its exhibits and the documents incorporated by reference into this prospectus and their exhibits all contain information that is material to the offering of the securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the registration statement in order to review a copy of the contract or document. The full registration statement and exhibits may be obtained from the SEC or us, as provided herein. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below (except in each case the information contained in such document to the extent “furnished” and not “filed”) that we have filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 10, 2026, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on March 26, 2026;

●	Our Proxy Statement on Schedule 14A filed with the SEC on March 12, 2026, and our Definitive Proxy Statement on Schedule 14A for our 2026 Annual Meeting of Stockholders filed with the SEC on March 23, 2026;

●	Our Current Reports on Form 8-K filed with the SEC on January 21, 2026, February 3, 2026, February 9, 2026, February 10, 2026, February 25, 2026, March 2, 2026, March 17, 2026 and March 27, 2026 (in each case excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering (excluding any information furnished rather than filed), shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Reliance Global Group, Inc.

300 Blvd. of the Americas, Suite 105

Lakewood, NJ 08701

(732) 380-4600

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

The documents incorporated by reference may be accessed at our website: www.relianceglobalgroup.com.

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Reliance Global Group, Inc.

7,219,259 Shares of Common Stock

188,149 Pre-Funded Warrants

14,814,816 Common Stock Purchase Warrants

518,519 Placement Agent Warrants

Up to 15,521,484 Shares of Common Stock Issuable Upon Exercise of the Foregoing Warrants

PROSPECTUS

April 29, 2026